                                                                    EXHIBIT 99.1


(POLYONE LOGO)                                                      NEWS RELEASE

FOR IMMEDIATE RELEASE



         POLYONE REPORTS STRONG EARNINGS AND CASH FLOW IMPROVEMENTS

         - APPROXIMATELY $200 MILLION GENERATED YEAR TO DATE FOR DEBT REDUCTION FROM OPERATIONS AND DIVESTMENTS

         -        OPERATING INCOME IMPROVES NEARLY $31 MILLION FROM
                  THIRD-QUARTER 2003

         -        REVENUES INCREASE 12 PERCENT FROM THIRD-QUARTER 2003

         - STRONG DEMAND AND MARGINS MORE THAN DOUBLE RESIN AND INTERMEDIATES EARNINGS CONTRIBUTION


CLEVELAND - October 27, 2004 - PolyOne Corporation (NYSE: POL), a leading global polymer compounding and North American distribution company, today reported sales from continuing operations of $552.2 million for the third quarter ended September 30, 2004, an increase of $58.9 million, or 12 percent, compared with the third quarter of 2003. Operating income from continuing operations was $37.8 million for the third quarter of 2004, a $31.1 million improvement over the same period in 2003.

Net income for the third quarter of 2004 was $11.6 million, or $0.13 per share - a substantial improvement over the net loss of $43.2 million or $ 0.47 per share reported in the third quarter of 2003.

Special items for continuing and discontinued operations combined reduced earnings per share in the 2004 third quarter by $0.08 on a proforma basis. In the continuing businesses, the most significant special item was a $7.4 million pre-tax charge for a change in estimate to environmental reserves. The sale of the Elastomers and Performance Additives unit in August resulted in a charge affecting discontinued operations of $5.4 million on a pre-tax basis in the third quarter. A definition and a detailed list of special items appear in Attachment 4.

"We continued to generate solid operating cash flow in the third quarter," said Thomas A. Waltermire, president and chief executive officer. "Our team succeeded primarily through improved profitability, based on a balance of volume growth, lower-cost operations and excellent gains in working capital efficiency.

"We achieved these results in a challenging environment," said Waltermire. "As expected, volume was a bit below the second quarter and raw material cost increases continued to pressure margins in our operating businesses. Importantly, our joint ventures (Oxy Vinyls, LP and SunBelt Chlor-Alkali) that also produce key raw materials for our operating businesses earned as much in the third quarter as they did in the first six months of this year."

PROGRESS ON PRIORITIES

PolyOne has outlined four priorities for 2004:

         REDUCE DEBT BY $200 TO $300 MILLION THROUGH NON-CORE ASSET SALES AND OPERATING CASH FLOW: Year to date, PolyOne has generated approximately $200 million from operations and divestments for debt reduction. Since January 1, 2004, the Company has reduced its long-term debt and receivable facility drawings by $134 million. Cash and marketable securities have increased $66 million. This excess cash, plus future operating cash flow and proceeds from divestments, is expected to be used to repay maturing debt, purchase debt on the open market as available or to make supplemental contributions to PolyOne's pension fund. During the third quarter, the Company purchased on the open market debt with maturities in 2005 and 2006, totaling $64 million of principal value. The market value of these purchases exceeded the principal value by $3.1 million. This market price premium appears as a charge within "other expense, net". At the end of the third quarter, PolyOne had no drawings on either its revolving credit facility or its receivables sale facility.

         As a result of debt reduction and earnings improvements, the leverage ratio (calculated as borrowed debt divided by adjusted EBITDA) that is used for PolyOne's bank covenant has declined substantially to 4.6 times at the end of the 2004 third quarter from 12.5 times at the end of December 2003.

         In August, PolyOne completed its agreement to sell its Elastomers and Performance Additives business to an investor group led by Lion Chemical Capital, LLC and ACI Capital Co., Inc. for $120 million, of which $106 million was paid in cash and $14 million in the form of a six-year note from the buyer.

- RETURN TWO CORE BUSINESSES TO PROFITABILITY: In the third quarter, PolyOne continued to progress toward its objective to return the North American Color and Additives Masterbatch and Engineered Materials units to acceptable profitability. Through the first nine months of 2004, combined operating income (loss) from these businesses improved by approximately $18 million compared with the same period in 2003. While not yet profitable on an operating income basis, these businesses generated more than $3 million in positive cash flow during the 2004 third quarter.

-        BRING OVERHEAD COSTS OF CONTINUING BUSINESSES UNDER 10 PERCENT OF
         SALES: Selling and administrative (S&A) costs for the continuing businesses were 10.1 percent of sales in the first nine months of 2004, down from 12.4 percent in the same period of 2003. In the first nine months of 2004, S&A costs declined nearly $20 million compared with the 2003 period.

- GROW THE TOP LINE: Revenue in the third quarter of 2004 was 12 percent higher compared with the third quarter of 2003. Shipments improved 5 percent over the same period.

A NOTE ON ACCOUNTING FOR DISCONTINUED OPERATIONS

In accordance with Generally Accepted Accounting Principles (GAAP), PolyOne segregates and reports results of discontinued operations net of tax as a separate line item on the statement of operations (income statement). Income or loss from discontinued operations is reported below operating income - continuing operations on the income statement. As a result, reporting and discussion of items above the operating income - continuing operations line (such as sales, operating income, interest, and selling and administrative costs) includes only the results of continuing operations.



               QUARTERLY SUMMARY OF CONSOLIDATED OPERATING RESULTS
                 (In millions of dollars, except per share data)

                                                              3Q04         3Q03         2Q04
                                                            ---------    ---------    ---------
OPERATING RESULTS:
Sales - continuing operations                               $   552.2    $   493.3    $   557.8

Operating income - continuing operations                    $    37.8    $     6.7    $    41.0


Net income (loss) - total Company                           $    11.6    $   (43.2)   $    21.5
Income (loss) from discontinued operations - after tax           (0.2)        (1.8)         2.3
Income (loss) before discontinued operations                     11.8        (41.4)        19.2

EARNINGS (LOSS) PER SHARE - DILUTED:
Net income (loss) - total Company                           $    0.13   $    (0.47)  $     0.24
Income (loss) from discontinued operations                         --        (0.02)        0.03
Income (loss) before discontinued operations                     0.13        (0.45)        0.21
Per share impact of special items - after tax:
   Before discontinued operations                               (0.04)       (0.42)        0.03
   Discontinued operations                                      (0.04)       (0.02)       (0.07)

OTHER DATA:
Sales - discontinued operations                             $    85.4    $   137.3    $   154.6
Depreciation and amortization:
   Before discontinued operations                                 9.1         12.8         11.0
   Discontinued operations                                         --          5.8           --

A discussion occurs at the end of this release on the use of non-GAAP financial measures.

                        SALES AND SHIPMENT VOLUME SUMMARY


                                                   3Q04 VERSUS 2Q04                 3Q04 VERSUS 3Q03
                                                   ----------------                 ----------------
                                                                 Shipment                       Shipment
                               3Q04 Sales,      Sales $,           Lbs.,          Sales $,        Lbs.,
                               % of Total       % Change         % Change         % Change      % Change
                               ----------       --------         --------         --------      --------
PERFORMANCE PLASTICS
   Vinyl Compounds                 31%            -4%                -6%             11%            8%
   Formulators                      7             -4                 -6               1            -8
   Color and Additives
     Masterbatches                 10              2                 -3              12            28
   Engineered Material              5              0                -19               9            -9
   International Compounds
     and Colors (1)                20             -5                -16               6           -10
                                  --------------------------------------------------------------------
      TOTAL                        73             -3                -10               9             2

   Distribution                    27              1                 -1              21            16
                                  -------------------------------------------------------------------
      TOTAL                       100%            -1%                -8%             12%            5%

         (1) Prior periods-2Q04 and 3Q03- include sales and shipments of Melos which was sold in June 2004.

THIRD-QUARTER 2004 HIGHLIGHTS

OVERALL: Operating income from continuing operations before special items was essentially flat in the third quarter of 2004 compared with the second quarter of 2004. The adverse impact of lower sales volumes and margins was offset by improved Resin and Intermediates (R&I) earnings coupled with lower plant and S&A costs. Compared with the third quarter of 2003, operating income before special items in the third quarter of 2004 was up $29 million. This improvement resulted from balanced improvements in sales volumes, plant and S&A costs, and R&I earnings.

Third-quarter 2004 operating income from discontinued operations before special items declined $7.8 million compared with the second quarter of 2004, largely as a result of lower Elastomers & Performance Additives earnings following the divestment. Compared with the third quarter of 2003, the improvement in operating income before special items was due primarily to the elimination of depreciation charged to discontinued operations in 2004.

Included in the third-quarter results were gains associated with regulated changes in accounting for pensions and other post-retirement benefits, an adjustment for profit in inventory associated with PolyOne products sold by the Distribution business and other one-time earnings credits that in aggregate increased operating income approximately $8 million. The impact appears most pronounced in the third quarter, but actually lowers costs for the entire year.

PolyOne's results for the first nine months of 2004 were a significant improvement over the same period in 2003. Sales improved more than 10 percent. Contributing to the nearly $100 million improvement in operating income in the first nine months of 2004 compared to 2003 was a balance of factors including: shipment volume improvement; lower cost structure resulting from earlier initiatives; elimination of the depreciation associated with discontinued business; and increased earnings from the Resin and Intermediates segment.


- PERFORMANCE PLASTICS SEGMENT: Overall sales and shipments declined from the second quarter of 2004, due primarily to seasonal slowness in July in North America and August in Europe. Sequential comparisons for Europe were adversely affected by the sale of the Melos business in June 2004. Excluding Melos, third quarter 2004 International shipments increased 1 percent compared to the second quarter 2004. Most markets experienced some slowing, with automotive being the most notable. Demand for North American wire and cable (served by the Vinyl Compounds, Engineered Materials, and Color and Additives units) remained strong, however, as did the Asian Color business, which recorded a 25 percent volume improvement in the quarter compared with the third quarter of 2003. The year-over-year improvement in sales and shipments reflected increased demand in North America, higher selling prices, and focused efforts to improve the Company's growth and market position.

- DISTRIBUTION SEGMENT: Shipments declined slightly from the second quarter due primarily to normal seasonal slowness, while sales increased due to higher selling prices passed through from suppliers. Because of the success of price increases and retention of margins, segment operating income was only slightly lower than in the second quarter. The strong year-over-year improvement in sales and shipments reflected both a stronger economy and the acquisition of ResinDirect earlier in 2004.

- RESIN AND INTERMEDIATES SEGMENT: Both OxyVinyls and SunBelt experienced strong demand in the third quarter of 2004. While OxyVinyls saw higher costs for ethylene, natural gas costs declined slightly compared with the second quarter. Overall results improved from the second quarter, due primarily to higher selling prices for polyvinyl chloride (PVC) resin and caustic soda.


FOURTH-QUARTER 2004 BUSINESS OUTLOOK

PolyOne anticipates revenues from continuing operations to increase in the range of 5 percent to 10 percent compared with the fourth quarter of 2003. PolyOne anticipates, however, that fourth-quarter 2004 revenues from continuing operations could be down 6 percent to 10 percent from third-quarter levels, which is within the range of typical seasonality. The anticipated sequential decline in sales could reduce operating income by $10 million to $16 million compared with the third quarter.

All of PolyOne's North American and International operating units expect to continue to experience margin compression from higher raw material, additive and freight costs.

Nevertheless, the Company will attempt to mitigate most adverse effects from these pressures through efforts to raise product prices and through product reformulations.

While the R&I segment should continue to benefit in the fourth quarter from increasing market prices for PVC resins and caustic soda, PolyOne anticipates a typical seasonal slowing in PVC resin demand compared with the third quarter. Average PVC resin industry prices are projected to be slightly higher, due primarily to increases realized during the third quarter that lift the sequential-quarter average. Additionally, caustic soda should realize higher average market prices during the fourth quarter. Ethylene prices are also projected to escalate in the fourth quarter in conjunction with high natural gas and oil costs.

In combination, these factors could result in a quarterly R&I operating income decrease of between $2 million and $4 million compared with the third quarter of 2004.

Net income from discontinued operations should be lower in the fourth quarter compared with the third quarter, a result of the sale of the Elastomers and Performance Additives unit during the third quarter, continuing margin pressure and lower seasonal demand for Specialty Resins and Engineered Films products. The net result is that the discontinued businesses could contribute between $3 million and $4 million less in net income in the fourth quarter compared with the third quarter.

PolyOne anticipates that fourth-quarter cost levels will be generally comparable with the third quarter, after consideration of the third quarter cost benefits discussed above. Interest expense should decline by approximately $1 million in the fourth quarter from the third quarter as a result of the early retirement of debt. The Company does not expect that the premium associated with early debt retirement will approach the $3 million experienced in the third quarter.

PolyOne will continue to maintain a full valuation allowance against net federal and state deferred tax assets, even though loss carry-forwards are expected to preclude payment of these taxes for several years. The Company anticipates that foreign income taxes will be between $2 million and $3 million in the fourth quarter of 2004.

PolyOne projects positive cash generation in the fourth quarter before consideration of business divestments. Cash generation should be driven by cash earnings, reduced working capital needs and diminishing cash restructuring costs.

"It appears that raw material costs will continue to increase," said Waltermire. "In the face of this trend, we remain dedicated to controlling our destiny by taking appropriate actions, including raising selling prices, redesigning products to lower costs and using aggressive purchasing tactics."

Added Waltermire, "We are cautious about the near- and longer-term effects of rising energy prices on the economy. Despite this, our past efforts have strengthened PolyOne and are showing up on the bottom line. Our results in the fourth quarter should represent a solid improvement over the fourth quarter of 2003."

NEW IN-QUARTER UPDATE POLICY

Beginning with the fourth quarter of 2004, PolyOne will release an in-quarter update. The purpose of this release is to inform investors of any material changes to major business drivers as discussed in the earnings release and Form 10-Q or 10-K outlook sections. While an exact date for this report has not been set, investors should expect it to be issued some time around the final month of the quarter. PolyOne will periodically assess the value of this update to shareholders.

USE OF NON-GAAP FINANCIAL MEASURES

This press release includes the use of both GAAP (generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures are: operating cash flow, operating income (loss) before special items on a consolidated basis and per share impact of special items. The most directly comparable GAAP financial measures are: net cash used (provided) by operating activities, operating income (loss) and income (loss) per share.

When PolyOne's chief operating decision makers review consolidated and segment results, special items are excluded from operating income and are evaluated on a per share basis to enhance understanding of current profitability levels and how current levels may serve as a base for future performance. PolyOne's chief operating decision makers also use these non-GAAP financial measures for decisions regarding allocation of resources. In addition, operating income before special items is a component of the PolyOne Annual Incentive Plan at the corporate level and is used in debt covenant computations. PolyOne's chief operating decision makers also use operating cash flow as a component of the PolyOne Annual Incentive Plan at the corporate level.

PolyOne is providing these non-GAAP financial measures because it believes they offer investors a top-level management view of the Company's financial performance and enhance investor understanding of current profitability levels and how current levels may serve as a base for future performance.

Special items recognized during 2004 and 2003 include charges related to specific strategic initiatives such as the consolidation of operations, restructuring activities such as employee separation costs resulting from personnel reduction programs, plant closure and phase-out costs, asset impairments, environmental remediation costs for facilities no longer owned or closed in prior years, gains and losses on the divestiture of joint ventures and equity investments, adjustments to reflect a tax benefit on domestic operating losses and deferred tax valuation allowances on domestic operating losses.

Tables included in this press release reconcile each non-GAAP financial measure to the most directly comparable GAAP financial measure (Attachment 5) and provide detail on special items (Attachment 4). Also attached are standard financial schedules and segment results.

FORM 10-Q

The Company filed today with the Securities and Exchange Commission (SEC) its Quarterly Report on Form 10-Q for third-quarter 2004. The Form 10-Q contains more details of PolyOne's performance as well as information on key drivers of operating results. This information will be posted today on the Company's Web site at http://www.polyone.com in the corporate investor relations section. The Form 10-Q can be obtained from the contact listed at the end of this news release, and is also available on the SEC's Web site at www.sec.gov.

POLYONE THIRD-QUARTER 2004 CONFERENCE CALL

PolyOne will host a conference call at 9 a.m. Eastern time on October 28, 2004. The conference dial-in number is 888-489-0038 (domestic) or 706-643-1611 (international), conference topic: PolyOne Earnings Call. The replay number is 800-642-1687 (domestic) or 706-645-9291 (international). The conference ID for the replay is 4283104. The call will be broadcast live and then via replay for two weeks on the Company's Web site at http://www.polyone.com.


ABOUT POLYONE

PolyOne Corporation, with 2003 annual revenues of approximately $2 billion, is a leading global compounding and North American distribution company with continuing operations in thermoplastic compounds, specialty polymer formulations, color and additive systems, and thermoplastic resin distribution. Headquartered in northeast Ohio, PolyOne has employees at manufacturing sites in North America, Europe, Asia and Australia, and joint ventures in North America, South America and Asia. Information on PolyOne's products and services can be found at http://www.polyone.com.

PolyOne Investor & Media Contact:    Dennis Cocco
                                     Vice President, Investor Relations
                                     & Communications
                                     440.930.1538



FORWARD-LOOKING STATEMENTS

     In this press release, statements that are not reported financial results or other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on management's expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions; prospective changes in raw material costs, product pricing or product demand; future performance or results of current and anticipated market conditions and market strategies; sales efforts; expenses; the outcome of contingencies such as legal proceedings; and financial results. Factors that could cause actual results to differ materially include, but are not limited to:

         - an inability to achieve or delays in achieving or achievement of less than the anticipated financial benefit from initiatives related to restructuring programs, including cost reduction and employee productivity goals;

         - a delay or inability to achieve targeted debt level reductions through divestitures and/or other means;

         - the effect on foreign operations of currency fluctuations, tariffs, nationalization, exchange controls, limitations on foreign investment in local businesses and other political, economic and regulatory risks;

         - changes in U.S., regional or world polymer consumption growth rates affecting PolyOne's markets;

         - changes in global industry capacity or in the rate at which anticipated changes in industry capacity come online in the polyvinyl chloride (PVC), chlor-alkali, vinyl chloride monomer
                  (VCM) or other industries in which PolyOne participates;

         - fluctuations in raw material prices, quality and supply and in energy prices and supply, in particular fluctuations outside the normal range of industry cycles;

         - production outages or material costs associated with scheduled or unscheduled maintenance programs;

         - costs or difficulties and delays related to the operation of joint venture entities;

         - lack of day-to-day operating control, including procurement of raw materials, of equity or joint venture affiliates;

         - partial control over investment decisions and dividend distribution policy of the OxyVinyls partnership and other minority equity holdings of PolyOne;

         - an inability to launch new products and/or services within PolyOne's various businesses;

         -        the possibility of further goodwill impairment;

         -        an inability to maintain any required licenses or permits:

         - an inability to comply with environmental laws and regulations;

         - the cost of compliance with environmental laws and regulations, including any increased cost of complying with new or revised laws and regulation;

         - unanticipated developments that could occur with respect to contingencies such as litigation and environmental matters, including any developments that would require any increase in our costs and/or reserves for such contingencies;

         - an inability or delay beyond December 31, 2004, in finding buyers of discontinued operations or other non-core assets for reasonable and acceptable terms;

         - an inability to access the revolving credit facility and/or the receivables sale facility as a result of breaching covenants due to not achieving anticipated earnings performance;

         - any poor performance of our pension plan assets and any obligation on our part to fund PolyOne's pension plan;

         - any delay and/or inability to bring the North American Color and Additives Masterbatch and the Engineered Materials product platforms to profitability;

         - an inability to achieve anticipated earnings performance due to the divestment of a non-core business prior to December 31, 2004;

         - an inability to raise prices or sustain price increases for products; or

         - an inability to complete the sale of discontinued businesses due to problems or delays associated with legal proceedings, regulatory approvals and/or buyers receiving financing for the transaction or any other reasons.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our reports on Form 10-Q, 8-K and 10-K provided to the Securities and Exchange Commission. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties. (Ref. #102704)

                                       ###

                                                                    Attachment 1

                      POLYONE CORPORATION AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                      (In millions, except per share data)

                                                                              THREE MONTHS ENDED       NINE MONTHS ENDED
                                                                                 SEPTEMBER 30,           SEPTEMBER 30,
                                                                                2004        2003        2004        2003
                                                                              --------    --------   ---------   ---------
Sales                                                                         $  552.2    $  493.3   $ 1,645.6   $ 1,490.5
Operating costs and expenses:
  Cost of sales                                                                  469.1       414.6     1,377.3     1,261.7
  Selling and administrative                                                      49.1        61.3       166.2       184.6
  Depreciation and amortization                                                    9.1        12.8        31.7        38.6
Employee separation and plant phase-out                                           (0.3)        7.7        (1.5)       26.1
Environmental remediation at inactive sites                                        7.4         0.3         8.7         1.1
Loss on sale of assets                                                             0.2          --         5.9         0.3
Income from equity affiliates and minority interest                              (20.2)      (10.1)      (46.1)      (25.8)
                                                                              --------    --------   ---------   ---------
Operating income                                                                  37.8         6.7       103.4         3.9
Interest expense                                                                 (18.1)      (19.2)      (54.8)      (49.0)
Other expense, net                                                                (5.7)       (2.6)      (11.7)       (9.1)
                                                                              --------    --------   ---------   ---------
Income (loss) before income taxes and discontinued operations                     14.0       (15.1)       36.9       (54.2)
Income tax expense                                                                (2.2)      (26.3)       (7.5)      (11.2)
                                                                              --------    --------   ---------   ---------
Income (loss) before discontinued operations                                      11.8       (41.4)       29.4       (65.4)
Discontinued operations:
  Income (loss) from operations, net of income taxes                              (0.2)       (1.8)        7.7        (3.1)
                                                                              --------    --------   ---------   ---------
Net income (loss)                                                             $   11.6    $  (43.2)  $    37.1   $   (68.5)
                                                                              ========    ========   =========   =========

Income (loss) per share of common stock:
  Basic income (loss) per share before discontinued operations                $   0.13    $  (0.45)  $    0.32   $   (0.72)
  Discontinued operations                                                          --        (0.02)       0.08       (0.03)
                                                                              --------    --------   ---------   ---------
  Basic income (loss) per share                                               $   0.13    $  (0.47)  $    0.40   $   (0.75)
                                                                              ========    ========   =========   =========
  Diluted income (loss) per share before discontinued operations              $   0.13    $  (0.45)  $    0.32   $   (0.72)
  Discontinued operations                                                           --       (0.02)       0.08       (0.03)
                                                                              --------    --------   ---------   ---------
  Diluted income (loss) per share                                             $   0.13    $  (0.47)  $    0.40   $   (0.75)
                                                                              ========    ========   =========   =========

Weighted average shares used to compute earnings per share:
  Basic                                                                           91.5        91.1        91.5        91.0
  Diluted                                                                         91.8        91.1        91.7        91.0

Dividends paid per share of common stock                                      $     --    $     --    $     --    $     --

                                                                    Attachment 2

                      POLYONE CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                      (In millions, except per share data)


                                                                                   SEPTEMBER 30,   DECEMBER 31,
                                                                                        2004           2003
                                                                                   -------------   ------------
ASSETS
Current assets:
  Cash and cash equivalents                                                          $    114.7     $      48.7
  Accounts receivable, net                                                                345.6           263.5
  Inventories                                                                             201.7           196.9
  Deferred income tax assets                                                               27.0            26.9
  Other current assets                                                                     16.9            17.7
  Discontinued operations                                                                  33.4            52.1
                                                                                     ----------     -----------
   Total current assets                                                                   739.3           605.8
  Property, net                                                                           431.2           486.1
Investment in equity affiliates                                                           268.3           256.7
Goodwill, net                                                                             327.1           334.0
Other intangible assets, net                                                               14.1            20.2
Other non-current assets                                                                   59.8            53.2
Discontinued operations                                                                    63.1           144.9
                                                                                     ----------     -----------
   Total assets                                                                      $  1,902.9     $   1,900.9
                                                                                     ==========     ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term bank debt                                                               $      4.0     $       1.1
  Accounts payable                                                                        221.6           173.4
  Accrued expenses                                                                        124.7           111.1
  Current portion of long-term debt                                                        44.4            26.3
  Discontinued operations                                                                  24.9            52.3
                                                                                     ----------     -----------
   Total current liabilities                                                              419.6           364.2
Long-term debt                                                                            673.0           757.1
Deferred income tax liabilities                                                            24.2            25.9
Post-retirement benefits other than pensions                                              115.0           120.3
Other non-current liabilities, including pensions                                         266.0           257.9
Minority interest in consolidated subsidiaries                                              7.8             8.5
Discontinued operations                                                                     0.2             0.2
                                                                                     ----------     -----------
   Total liabilities                                                                    1,505.8         1,534.1
Shareholders' equity:
  Preferred stock, 40.0 shares authorized, no shares issued                                  --              --
  Common stock, $.01 par, 400.0 shares authorized, 122.2 shares issued at
   September 30, 2004 and December 31, 2003                                                 1.2             1.2
  Other shareholders' equity                                                              395.9           365.6
                                                                                     ----------     -----------
   Total shareholders' equity                                                             397.1           366.8
                                                                                     ----------     -----------
   Total liabilities and shareholders' equity                                        $  1,902.9     $   1,900.9
                                                                                     ==========     ===========

                                                                    Attachment 3

                      POLYONE CORPORATION AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                  (In millions)

                                                                                      NINE MONTHS ENDED
                                                                                        SEPTEMBER 30,
                                                                                      2004         2003
                                                                                   ---------    ---------
OPERATING ACTIVITIES
  Net income (loss)                                                                $    37.1    $   (68.5)
   Income (loss) from discontinued operations                                            7.7         (3.1)
                                                                                   ---------    ---------
  Income (loss) from continuing operations                                              29.4        (65.4)
  Adjustments to reconcile income (loss) from continuing
   operations to net cash used by
   operating activities of continuing operations:
     Employee separation and plant phase-out charges                                    (1.5)        26.1
     Cash payments on employee separation and plant phase-out                          (18.9)       (35.3)
     Charges for environmental remediation at inactive sites                             8.7          1.1
     Cash payments on environmental remediation at inactive sites                       (1.0)        (1.2)
     Depreciation and amortization                                                      31.7         38.6
     Loss on sale of assets                                                              5.9          0.3
     Companies carried at equity and minority interest:
       Income from equity affiliates                                                   (47.1)       (27.2)
       Minority interest expense                                                         1.0          1.4
       Dividends and distributions received                                             34.7         12.5
     Deferred income taxes                                                               1.4           --
     Change in assets and liabilities:
       Accounts receivable                                                             (60.6)      (128.0)
       FIFO inventories                                                                (25.7)         1.2
       Accounts payable                                                                 55.0          4.6
       Decrease in sale of accounts receivable                                         (70.7)       (14.6)
       Accrued expenses and other                                                       42.3         27.6
                                                                                   ---------    ---------
NET CASH USED BY OPERATING ACTIVITIES OF CONTINUING OPERATIONS                         (15.4)      (158.3)

INVESTING ACTIVITIES
  Capital expenditures
  Business acquired, net of cash received                                              (13.0)       (22.7)
  Proceeds from sale of discontinued business, net of note receivable of $14.0          (5.1)       (15.8)
  Proceeds from sale of assets                                                         106.0           --
                                                                                        31.9         27.0
                                                                                   ---------    ---------
NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES OF CONTINUING OPERATIONS              119.8        (11.5)

FINANCING ACTIVITIES
  Change in short-term debt                                                             20.9        (90.1)
  Change in long-term debt                                                             (83.4)       297.8
  Termination of interest rate swaps                                                    (0.3)        (2.6)
  Debt issuance costs                                                                     --        (14.7)
                                                                                   ---------    ---------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES OF CONTINUING OPERATIONS              (62.8)       190.4
NET CASH PROVIDED (USED) BY DISCONTINUED OPERATIONS                                     24.8         (8.4)
EFFECT OF EXCHANGE RATE ON CHANGES ON CASH                                              (0.4)        (3.2)
                                                                                   ---------    ---------

INCREASE IN CASH AND CASH EQUIVALENTS                                                   66.0          9.0
Cash and cash equivalents at beginning of period                                        48.7         41.4
                                                                                   ---------    ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                         $   114.7    $    50.4
                                                                                   =========    =========

                                                                    Attachment 4

                      Summary of Special Items (Unaudited)
                                  (In Millions)

SPECIAL ITEMS ($MM)                                     1Q03        2Q03     3Q03      FY03     1Q04      2Q04     3Q04      FY04
----------------------------------------------------------------------------------------------------------------------------------
Continuing operations
---------------------
Employee separation and plant phase-out costs (1)      (17.4)       (1.0)    (7.7)     (26.1)     0.2      1.0      0.3       1.5
Period plant phase-out costs incurred (2)               (0.9)       (0.3)    (1.2)      (2.4)                                  --
Environmental remediation at inactive sites (3)         (0.4)       (0.4)    (0.3)      (1.1)    (0.6)    (0.7)    (7.4)     (8.7)
Loss on sale (4)                                                    (0.3)               (0.3)             (5.7)    (0.2)     (5.9)
Equity affiliate - cumulative effect of a change
  in accounting (5)                                     (0.8)                           (0.8)                                  --
Equity affiliate - employee separation (6)                          (1.0)               (1.0)                                  --
                                                       --------------------------------------------------------------------------
  Impact on pre-tax income                             (19.5)       (3.0)    (9.2)     (31.7)    (0.4)    (5.4)    (7.3)    (13.1)
Income tax benefit on above items                        7.7         1.0      2.9       11.6      0.2      3.9      3.0       7.1
Foreign dividend tax (8)                                                    (24.0)     (24.0)                                  --
Tax allowance (9)                                                            (8.3)      (8.3)    (4.9)     3.4      1.2      (0.3)
                                                       --------------------------------------------------------------------------

  Impact on net income from continuing operations      (11.8)       (2.0)   (38.6)     (52.4)    (5.1)     1.9     (3.1)     (6.3)
                                                       --------------------------------------------------------------------------
  Per share impact                                     (0.13)      (0.02)   (0.42)     (0.57)   (0.06)    0.03    (0.04)    (0.07)
                                                       --------------------------------------------------------------------------

Discontinued operations
-----------------------
Employee separation and plant phase-out costs (1)       (7.5)       (1.1)    (0.6)      (9.2)    (5.2)    (1.1)    (1.0)     (7.3)
Period plant phase-out costs incurred (2)                                                 --                                   --
                                                       --------------------------------------------------------------------------

  Impact on operating income                            (7.5)       (1.1)    (0.6)      (9.2)    (5.2)    (1.1)    (1.0)     (7.3)
Net asset impairment of discontinued operations (7)                                       --              (9.9)    (5.4)    (15.3)
                                                       --------------------------------------------------------------------------

  Impact on pre-tax income                              (7.5)       (1.1)    (0.6)      (9.2)    (5.2)   (11.0)    (6.4)    (22.6)
Income tax benefit on above items                        2.9         0.4      0.2        3.5      2.0      4.3      2.5       8.8
Tax allowance (9)                                                            (1.1)      (1.1)     2.0      0.9     (0.2)      2.7
                                                       --------------------------------------------------------------------------

  Impact on net income from discontinued operations     (4.6)       (0.7)    (1.5)      (6.8)    (1.2)    (5.8)    (4.1)    (11.1)
                                                       --------------------------------------------------------------------------
  Per share impact                                     (0.05)      (0.01)   (0.02)     (0.08)   (0.01)   (0.07)   (0.04)    (0.12)
                                                       --------------------------------------------------------------------------

  Impact on net income                                 (16.4)       (2.7)   (40.1)     (59.2)    (6.3)    (3.9)    (7.2)    (17.4)
                                                       --------------------------------------------------------------------------
  Per share impact                                     (0.18)      (0.03)   (0.44)     (0.65)   (0.07)   (0.04)   (0.08)    (0.19)
                                                       --------------------------------------------------------------------------

Explanations:

1. Severance, employee outplacement, external outplacement consulting, lease termination, facility closing costs and the write-down of the carrying value of plant and equipment resulting from restructuring initiatives.

2. Costs associated with restructuring initiatives that were required to be recognized as period costs versus when the restructuring initiative was approved. The third and fourth quarter expense under continuing operations is for the write-off of inventories and receivables resulting from the decision to close the Mexico distribution business.

3. Environmental remediation costs for facilities either no longer owned or closed in prior years.

4. Loss recorded upon the sale of our European vinyl compounding business in the second quarter of 2003 and upon the sale of our Melos rubber granules business in the second quarter of 2004.

5. A charge for the cumulative effect of a change in accounting upon OxyVinyls adoption of SFAS No. 143, "Accounting for Asset Retirement Obligations."

6. Employee severance costs associated with a personnel reduction undertaken by OxyVinyls in the second quarter of 2003.

7. A non-cash impairment charge to adjust the net asset carrying value of discontinued operations to estimated net future proceeds.

8.       U.S. tax expense related to foreign subsidiary dividends paid.

9. Tax allowance to adjust net income tax assets resulting from operating loss carry-forwards.

                                                                    Attachment 5


                  RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
                                  (In Millions)

Below is a reconciliation of non-GAAP financial measures to the most directly comparable measures calculated and presented in accordance with GAAP.

                                                                        3Q04            2Q04            3Q03
                                                                    -----------      -----------      ---------
CONTINUING OPERATIONS:
Operating income before special items                               $      45.1      $      46.4      $    15.9
Special items in continuing operations, before tax                         (7.3)            (5.4)          (9.2)
                                                                    -----------      -----------      ---------
   Operating income                                                 $      37.8      $      41.0      $     6.7
                                                                    ===========      ===========      =========

DISCONTINUED OPERATIONS:
Operating income before special items                               $       6.1      $      14.0      $     0.7
Special items in discontinued operations, before tax                       (1.0)            (1.1)          (0.6)
                                                                    -----------      -----------      ---------
   Operating income (loss)                                          $       5.1      $      12.9      $     0.1
                                                                    ===========      ===========      =========

CONTINUING OPERATIONS:
Income (loss) per share before impact of special items              $      0.17      $      0.18      $   (0.03)
Per share impact of special items, after tax                              (0.04)            0.03          (0.42)
                                                                    -----------      -----------      ---------
   Diluted income (loss) per share                                   $     0.13      $      0.21      $   (0.45)
                                                                    ===========      ===========      =========

DISCONTINUED OPERATIONS:
Income per share before impact of special items                      $     0.04      $      0.10      $      --
Per share impact of special items, after tax                              (0.04)           (0.07)         (0.02)
                                                                    -----------      -----------      ---------
   Diluted income (loss) per share                                  $        --      $      0.03      $   (0.02)
                                                                    ===========      ===========      =========



(in millions)

                                                                                                                   Nine Months
                                                                                     Three Months Ended               Ended
                                                                                September    June 30,  March 31,  September 30,
                                                                                30, 2004       2004       2004        2004

RECONCILIATION TO CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
Net cash provided (used by) by operating activities of continuing operations     $   28.3    $  (53.2)   $   9.5    $  (15.4)
Net cash provided (used by) by investing activities of continuing operations         93.3        34.2       (8.7)      119.8
Less decrease in sale of accounts receivable                                         19.1        50.9        0.7        70.7
Plus net cash provided by discontinued operations                                    (1.8)       16.1       10.5        34.1
Interest rate swap fair value debt adjustment                                        (1.4)        5.3        1.4         5.3
Effect of exchange rate changes on debt                                               0.3          --         --         0.3
Effect of exchange rate changes on cash                                              (0.1)       (0.3)      (0.5)       (0.9)
                                                                                ---------------------------------------------
DECREASE IN BORROWED DEBT LESS CASH AND CASH EQUIVALENTS                            139.2        53.0       12.9       205.1
                                                                                ---------------------------------------------
Less proceeds from sale of assets                                                    (5.6)      (26.3)        --       (31.9)
Less proceeds from sale of business, net of note receivable                        (106.0)                            (106.0)
Plus business acquired, net of cash received                                           --          --        5.1         5.1
                                                                               ----------------------------------------------
OPERATING CASH FLOW                                                                  27.6        26.7       18.0        72.3
                                                                                =============================================

                                                                    Attachment 6

                     Business Segment Operations (Unaudited)
                                  (In millions)

Senior management uses operating income before the effect of "special items" to assess performance and allocate resources to business segments because senior management believes that this measure is useful in understanding current profitability levels and how current levels may serve as a base for future performance. In addition, operating income before the effect of "special items" is a component of the PolyOne Annual Incentive Plan at the corporate level and is used in debt covenant computations.

"Special items" include charges related to specific strategic initiatives such as the consolidation of operations, restructuring activities such as employee separation costs resulting from personnel reduction programs, plant closure and phase-out costs, asset impairments, environmental remediation costs for facilities no longer owned or closed in prior years, and gains and losses on the divestiture of joint ventures and equity investments.


                                                                                 Three Months
                                                                    --------------------------------------
                                                                      3Q04           2Q04           3Q03
                                                                    --------       --------       --------
BUSINESS SEGMENTS:
Sales:
     Performance Plastics Segment                                   $  426.9       $  439.9       $  392.6
     Distribution Segment                                              154.7          153.8          128.1
     Resin & Intermediates Segment                                        --             --             --
     Inter-segment Sales                                               (29.4)         (35.9)         (27.4)
                                                                    --------       --------       --------
                                                                    $  552.2       $  557.8       $  493.3
                                                                    ========       ========       ========

Operating income (loss)
     Performance Plastics Segment                                   $   28.4       $   29.9       $   12.8
     Distribution Segment                                                4.5            4.7            2.2
     Resin & Intermediates Segment                                      18.1           13.6            7.9
     Other Segment                                                  $   (5.9)      $   (1.8)      $   (7.0)

     Special items, (expense)                                           (7.3)          (5.4)          (9.2)
                                                                    --------       --------       --------
        Operating income (loss)                                     $   37.8       $   41.0       $    6.7
                                                                    ========       ========       ========

Other data:
Discontinued operations
     Sales:
        Elastomers and Performance Additives                        $   30.3       $   94.9       $   84.7
        Specialty Resins and Engineered Films                           55.1           59.7           52.6
                                                                    --------       --------       --------
                                                                    $   85.4       $  154.6       $  137.3
                                                                    ========       ========       ========
Operating income (loss)
     Elastomers and Performance Additives                           $    2.9       $    9.9       $    5.8
     Specialty Resins and Engineered Films                               3.2            4.1            0.7
     Depreciation and amortization                                        --             --            5.8

     Special items, expense before tax                              $   (1.0)      $   (1.1)      $   (0.6)
                                                                    --------       --------       --------
          Operating Income                                          $    5.1       $   12.9       $    0.1
                                                                    ========       ========       ========